CONSULTING AGREEMENT

This Consulting Agreement, dated as of January 29, 2009, (the “Agreement”), is entered into by and between NorthWestern Energy (“NWEC” or “Company”), a Delaware corporation with its principal place of business located at 3010 West 69th Street, Sioux Falls, South Dakota, 57108 and Greg Trandem (“Trandem” or “Consultant”), a Montana resident. NWEC and Trandem are collectively referred to herein as the “Parties.”

WHEREAS, the Company and Trandem amicably agree to terminate his employment; and

WHEREAS, NWEC is agreeable to entering into a agreement with Trandem with agreed upon consulting services to NWEC for the period January 31, 2009 through April 30, 2009, unless terminated by NWEC, by Trandem or on the date Trandem has secured other employment unless extended by mutual agreement; and

WHEREAS, Trandem desires to provide certain consulting services;

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the parties hereby agree as follows:

1.	Engagement.

a.

NWEC agrees to engage Trandem, and Trandem agrees to provide certain agreed upon consulting services on behalf of NWEC as more fully described in Exhibit A attached hereto and incorporated herein by reference (hereinafter “Consulting Services.”) It is the intent of the Parties and it is understood and agreed that, in the performance of such Consulting Services under the terms of this Agreement, and any amendments thereto, Trandem shall perform such Consulting Services as an independent contractor with respect to NWEC, and not as an employee of NWEC, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement.

b.

The Parties agree that NWEC shall determine the Consulting Services to be performed by Trandem under this Agreement, subject to the conditions set forth within this Agreement. Trandem understands and agrees that in performing such Consulting Services that he may not transfer, assign or subcontract his obligations under this Agreement without the express written consent of NWEC.

c.

Trandem shall have access to only the following NWEC property: Company email system, computer equipment, cellular phone, blackberry, corporate jet (if authorized by Brian Bird) and any other resources specifically agreed upon. At the end of the consulting agreement, Trandem will be allowed to retain the laptop and the blackberry provided he allows a representative from NWEC Information Technology Department access to the laptop and the blackberry to remove all Company information.

d.

For the purposes of this Agreement, it is understood and agreed by the Parties that Trandem shall perform the Consulting Services from 92 Summer Ridge Road, Bozeman, Montana, 59715 or such other location as Trandem, determines or the Company requires. Trandem may be required to travel in performance of the Consulting Services but only upon approval by NWEC.

d.	NWEC is not responsible for payroll withholdings, and shall not withhold FICA or taxes of any kind from any payments that it owes Trandem.

e.

Trandem agrees that neither Trandem his employees, employees of a business entity for which Trandem serves as an employee, partner or other type of owner, shall be entitled to receive any benefits which employees of NWEC are entitled to receive. Further, Trandem agrees that he is not eligible to receive and is not covered by NWEC workers’ compensation, unemployment compensation, health insurance, life insurance, paid vacations, paid holidays, incentive compensation, pension, or profit sharing, or any similar employee benefit.

f.

Trandem shall be solely responsible for paying his employees, if any, and shall be solely responsible for paying any and all taxes, FICA, workers’ compensation, unemployment compensation, health insurance, life insurance, paid vacations, paid holidays, pension, profit sharing and other similar benefits for Trandem and his employees, servants and agents. Trandem shall also be responsible for likewise paying any employees of a business entity for whom Trandem serves as an employee, partner or other type of owner as well as any third party entities or individuals with whom he may contract. Trandem will indemnify and hold harmless NWEC from any and all loss or liability, including attorney’s fees, arising from his failure to make any of these payments or withholdings, or provide these benefits, if any.

g.

If the Internal Revenue Service or any other governmental agency should question or challenge Trandem’s independent consulting status, Trandem and NWEC shall have the right to participate in any discussion or negotiation occurring with any agency or agencies, regardless of with whom or by whom these discussions or negotiations are initiated.

2.	Work. Trandem shall perform the work as more particularly described in Exhibit A.

a.

Trandem agrees to comply with all applicable laws, codes and regulations and other instructions, standards of conduct, policies and procedures established and/or promulgated by NWEC, orally or in written or electronic form, which may be amended from time to time.

b.	Trandem shall report to the particular functional Vice President that work is being performed for unless otherwise instructed.

3.

Compensation. Trandem shall be paid $18,000.00 (Eighteen Thousand Dollars) within the first five (5) working days after acceptance of this agreement by both parties and thereafter the same amount to be paid within the first five (5) days of each subsequent month covered by this Agreement. A Form 1099 shall be issued each year for all payments made. No deductions will be made from these checks.

4.

Intellectual Property. Trandem shall make no use of NWEC trademarks, trade names, service marks, copyrights or other intellectual property of NWEC, NWEC engage in any program or activity that makes use of or contains any reference to NWEC, its trademarks, trade names, service marks, or copyrights except with written consent of NWEC, expressed in a duly executed license agreement or otherwise. By executing this Agreement, NWEC hereby grants Trandem its written consent to refer to NWEC in discussions and through forms, correspondence or other documentation provided and/or approved by NWEC. Trandem shall report to NWEC all violations of NWEC’s intellectual property and other proprietary rights and other works immediately upon discovery of such violations by Trandem.

5.	Covenants of Trandem. Trandem covenants as follows:

a.

Trandem shall exercise reasonable efforts to not at any time, during or after the term of this Agreement, directly or indirectly divulge or otherwise disclose to anyone other than an employee of NWEC the procedures and policies of NWEC, or other information which is confidential or proprietary to NWEC, unless NWEC gives its prior written consent to such disclosure.

b.

All books, records, notes, reports, copies, advertising, contracts, documents and other information or writings relating to NWEC’s business or its customers, employees, contractors, or agents, whether prepared by Trandem or otherwise coming into the possession of Trandem, are and shall remain the exclusive property of NWEC and shall be returned to NWEC upon termination of this Agreement or upon demand. No copies shall be retained by Trandem.

c.

Trandem acknowledges that each of the foregoing matters is important and material to the business and success of NWEC and agrees that any breach of this paragraph 5 is a material breach of this Agreement, from which Trandem may be enjoined and for which Trandem shall be liable for to NWEC for appropriate compensatory damages which arise from the breach, together with interest and costs.

6.

Non-Exclusive Agreement. The work performed for NWEC under this Agreement is not intended to be exclusive. Trandem shall be free to undertake additional consulting activities for another party provided that such activities do not interfere with the timely execution of the Work set forth in this Agreement. Trandem agrees to request the consent of NWEC for any consulting activities with any entity in order to insure that a material conflict does not exist. To the extent such conflict involves the provision of legal services, NWEC's Law Department will determine if the conflict can be waived. To the extent such conflict involves the provision of non-legal services; NWEC shall not unreasonably withhold such consent.

7.

Indemnification. To the maximum extent permitted by law, Trandem shall defend, indemnify and hold harmless NWEC and its related and affiliated companies and all divestitures, directors, officers and employees, and hold them from all obligations, costs, fees, losses, liabilities, claims, judgments, actions, damages and expenses suffered, incurred or sustained by NWEC, its related and affiliated companies and all their respective directors, officers and employees which, in connection with this Agreement, arise out of or are related to (a) Trandem’s intentional wrongdoing, intentional breach of duty, fraud, and/or intentional violation of any applicable laws, rules and regulations of federal or state governmental and regulatory agencies; (b) any activity by Trandem outside the scope of this Agreement; or (c) claims for benefits, compensation, damages or other amounts by any individual employed or retained by Trandem. Nothing about this provision shall in any way diminish or restrict any rights or claims Trandem may have for indemnification, including any under the Indemnification Agreement dated April 11, 2006 between the parties, the Settlement or under any other agreement, statute, or common law theory.

8.	Expenses. Trandem shall be reimbursed by NWEC for reasonable and verifiable expenses within thirty (30) days of presentation.

9.

Term and Termination. This Agreement is effective as of January 31, 2009 and shall continue in effect through April 30, 2009. NWEC may terminate this Agreement for cause upon written notice to Trandem. Cause shall be defined as the failure of Trandem to cure after being provided written notification of a breach of the terms of this Agreement, failure to fulfill the duties and conditions of this Agreement, violation of NorthWestern’s Code of Business Conduct and Ethics, or a violation of any of the laws and regulations applicable to the Work within this Agreement. If NWEC terminates for cause, no payments will be due Trandem under this Agreement. In the event NWEC elects to terminate this Agreement for convenience, NWEC shall pay Trandem a termination fee equal to $ 54,000 (Fifty Four Thousand Dollars) less the cumulative amount of all fees paid to Trandem prior to the termination date. In the event that Trandem secures other employment, Trandem agrees to use his best efforts to negotiate terms that would allow him to fulfill the terms of this Agreement. All such notices shall be delivered via email or US mail to NWEC’s Vice President, General Counsel and Corporate Secretary or Trandem at the address indicated herein or to such other place as designated in writing by the Parties.

10.

Assignment. Trandem may not assign his rights or delegate his duties under this Agreement without the prior written consent of NWEC. However, NWEC’s rights and obligations under this Agreement may be assigned and delegated upon written notice to Trandem.

11.	Waiver. Waiver by NWEC of any breach by Trandem shall not operate or be construed as a waiver of any subsequent breach by Trandem.

12.	Law, Jurisdiction and Venue. The validity, interpretation, and performance of this Agreement shall be controlled by and construed in accordance with the laws of the State of South Dakota.

13.

Arbitration of Disputes. NWEC and Trandem agree to resolve any claims they may have with each other through final and binding arbitration in accordance with the then current arbitration rules and procedures for disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS).

14.

Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the consulting arrangement between the parties hereof and supersedes any other agreement relating to any consulting arrangement. It specifically does not supersede and has no effect on the Waiver and Release between the parties, any of Trandem’s rights to severance benefits under that agreement, or the Indemnification Agreement between the parties dated April 11, 2006. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereof.

15.	Captions. The captions stated herein are for convenience only and are not intended to alter any of the provisions of this Agreement.

Greg Trandem	NORTHWESTERN ENERGY

/s/ Greg Trandem		/s/ Miggie E. Cramblit
____________________________	By:	____________________________

Address: 92 Summer Ridge Road                                     Its: Vice President, General Counsel and Corporate Secretary

Bozeman, MT, 59715	3010 West 69th Street
Sioux Falls, SD 57108

Date: January 28, 2009	Date: January 29, 2009

EXHIBIT A

All requests for service by Trandem from NWEC will be communicated from NWEC officers or NWEC outside counsel.

Initial Services include, but are not limited to, the following:

•	Work with various Functional Vice Presidents to Ensure Seamless Transition of Work, Load